UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                               Commission File Number: 000-28235


                           NORTHPORT INVESTMENTS, INC.
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             (Exact name of registrant as specified in its charter)

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  600 West Broadway, Suite 400, Vancouver, B.C., Canada V5Z 4C2, (604) 675-6930
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.0001 par value
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            (Title of each class of securities covered by this Form)


         Place  an  X  in  the  box(es)  to  designate  the   appropriate   rule
provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        |X|           Rule 12h-3(b)(1)(i)        |_|
         Rule 12g-4(a)(1)(ii)       |_|           Rule 12h-3(b)(1)(ii)       |_|
         Rule 12g-4(a)(2)(i)        |_|           Rule 12h-3(b)(2)(i)        |_|
         Rule 12g-4(a)(2)(ii)       |_|           Rule 12h-3(b)(1)(ii)       |_|

         Approximate number of holders of record as of the certification or notice date: 10
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         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934
Northport has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                     NORTHPORT INVESTMENTS, INC.

                                                     By: /s/ Richard Wang
                                                        ------------------------
Date: May 11, 2005                                      Richard Wang
                                                        Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.